UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Global Net Lease, Inc.
(Name of Registrant as Specified in its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Related Fund Management, LLC
Jim Lozier
Richard O’Toole

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 18, 2023, Blackwells Capital LLC (“Blackwells Capital”) issued a press release, which references a letter that Blackwells Capital began mailing to stockholders of Global Net Lease, Inc. on April 19, 2023. The full text of the letter is included in the press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Blackwells Capital Issues Letter to Shareholders of Global Net Lease, Inc (“GNL”) Ahead of Critical Vote

at the 2023 Annual Meeting

Current Board has Failed Shareholders by Presiding Over Abysmal Financial Results, Industry-Worst Corporate Governance and the Plundering of Value by AR Global

Since GNL’s IPO in 2015, there have been 11 Dilutive Stock Oﬀerings Totaling $662 Million. During the Same Period, AR Global has Collected $383 Million in Payments from GNL Shareholders. We Believe this Represents a Looting of Corporate Coﬀers of the Highest Order.

Urges Shareholders Vote on the WHITE Universal Proxy Card to Elect Blackwells’ Two Highly Qualiﬁed and Independent Director Candidates

NEW YORK, April 18, 2023 (BUSINESS WIRE) -- Blackwells Capital LLC (together with its affiliates “Blackwells” or “we”), today issued a letter to fellow shareholders regarding the urgent need for boardroom change at Global Net Lease, Inc. (NYSE: GNL) (“Global Net Lease” or “GNL”).

We invite all shareholders to learn more about our case for change and director candidates at www.StopARGlobal.com.

The full letter to shareholders has been reproduced below:

Dear fellow shareholder:

At the upcoming annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof and adjournments, postponements, reschedulings or continuations thereof the “Annual Meeting”) on May 18, 2023, shareholders will have an opportunity to halt the ongoing destruction of value at Global Net Lease, Inc. (“Global Net Lease” or “GNL”) by electing two highly qualified and independent director candidates to hold AR Global Investments, LLC (“AR Global”) – the parent company of the ‘advisor’ and ‘property manager’ of GNL – accountable for what we believe is obvious self-dealing and self-enrichment.

We believe the case for boardroom change is clear based on the following:

●	GNL trades at a 35% discount to its Net Asset Value and 51% discount to peers. This is due to the chokehold of its signiﬁcantly oﬀ-market management agreement with AR Global. Since 2015, GNL has paid AR Global $383 million in fees and expenses while GNL shareholders have suﬀered a 64% stock price decline representing $2.1 billion in total value destruction.

●	Since GNL’s initial public oﬀering in 2015, there have been 11 dilutive stock issuances at the behest of AR Global. While shareholders have had to suﬀer through each of these dilutive issuances, AR Global’s unchecked parade against GNL’s coﬀers has led to annual fees and expenses increased 2.6x during the same period.

●	We believe GNL’s Board of Directors (the “GNL Board”) and management are profoundly conﬂicted and have enabled AR Global’s self-dealing and corporate piracy. These entanglements include: (i) GNL CEO and Board member James L. Nelson, who holds a profit interest in GNL’s external advisor, which is owned by AR Global; (ii) GNL’s CFO, Chris Masterson, who is also CFO of another AR Global-managed REIT; (iii) Sue Perrotty, the GNL Board’s “lead independent director”, who should be acting as an independent fiduciary for GNL shareholders, yet has profited considerably as a director on the boards of several AR Global-managed REITs, and; (iv) Michael Weil, a GNL Board member who also sits as CEO of AR Global, the parent of GNL’s external advisor.

●	Blackwells believes that GNL needs drastic corporate governance changes. In connection with the Annual Meeting, Blackwells has nominated two independent and highly qualified individuals for the GNL Board, Jim Lozier and Richard O’Toole. Both individuals bring a wealth of real estate and fiduciary experience, along with a track record of creating value. Blackwells has also proposed a series of advisory resolutions to bring much needed corporate governance reform to GNL. We believe these proposals, and our nominees, will bring integrity, intelligence and best practices of corporate governance to GNL once and for all.

Your vote is very important. In response to Blackwells’ nominations, the GNL Board has engaged in costly litigation to shield itself from scrutiny and suppress the voice of its shareholders. We urge all our fellow shareholders to vote.

Shareholders should use the WHITE Universal Proxy Card to vote FOR all of Blackwells’ director nominees. We are also asking you to vote FOR each of the Blackwells’ non-binding advisory resolutions on the WHITE Universal Proxy Card.

If you have already voted on the Company’s proxy card, you have every right to change your vote by (i) signing, dating and returning a later dated WHITE Universal Proxy Card, (ii) voting via the Internet, by following the instructions on the WHITE Universal Proxy Card or (iii) voting virtually at the Annual Meeting.

We thank our fellow shareholders for their support and look forward to ﬁnally putting an end to the ongoing value destruction at GNL.

Shareholders who require assistance voting their WHITE Universal Proxy Card can contact Morrow Sodali at 1-800-662-5200 or at Blackwells@morrowsodali.com

Sincerely,

/s/ Jason Aintabi
Jason Aintabi
Chief Investment Officer
Blackwells Capital

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Blackwells’ investments in real estate have ranged from property development and management to REITs and adjacent real estate activities, including financing, origination, and managing real estate backed securities, including direct mezzanine and equity investments. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC, Blackwells, Related Fund Management, LLC, Jason Aintabi, Richard O’Toole and James L. Lozier (collectively, the “GNL Participants”) are participants in the solicitation of proxies from the shareholders of GNL in connection with the 2023 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “2023 GNL Annual Meeting”). The GNL Participants have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying WHITE universal proxy card to be used in connection with any such solicitation of proxies from GNL’s shareholders for the 2023 GNL Annual Meeting. BLACKWELLS STRONGLY ADVISES ALL SHAREHOLDERS OF GNL TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GNL PARTICIPANTS AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE GNL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of GNL’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. Requests for copies should be directed to Blackwells Onshore I LLC.

Contacts

Gagnier Communications

Dan Gagnier

646-569-5897

blackwells@gagnierfc.com

Longacre Square Partners

blackwells@longacresquare.com

646-386-0091